Exhibit 99.5

Exhibit 12.1

NATIONAL FINANCIAL PARTNERS CORP.

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED DIVIDENDS

(Amounts in thousands of dollars, except ratios)

	2008	2007	2006	2005	2004
Earnings Available for Fixed Charges:
Income before income taxes	$41,809	$91,956	$101,361	$97,013	$72,107

Add:
Interest Expense(a)	$19,832	$16,587	$6,291	$4,110	$1,113
Amortization of debt-related expenses	1,932	1,723	559	920	487
Appropriate portion of rents(b)	7,306	5,400	4,280	3,640	2,920

	29,070	23,710	11,130	8,670	4,520

Earnings available for fixed charges	$70,879	$115,666	$112,491	$105,683	$76,627

Fixed Charges:
Interest Expense(a)	$19,832	$16,587	$6,291	$4,110	$1,113
Amortization of debt-related expenses	1,932	1,723	559	920	487
Appropriate portion of rents(b)	7,306	5,400	4,280	3,640	2,920

Total Fixed Charges	$29,070	$23,710	$11,130	$8,670	$4,520

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(c)	2.44x	4.88x	10.11x	12.19x	16.95x

(a)	Interest expense and Income before income taxes exclude interest expense accrued on uncertain tax positions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2008, the Company had accrued interest related to unrecognized tax benefits of $1.3 million.

(b)	Portion of rental expenses which is deemed representative of an interest factor, which is approximately twenty percent of total rental expense.

(c)	Dividends paid on preference securities issued would be included as fixed charges and therefore impact the ratio of earnings to fixed charges. As of the date of this report, the Company has not issued any shares of the Company’s preferred stock.